Exhibit 99.1

Altitude International Provides CEO Update

Press Release | 08/25/2021

PR Newswire

PORT ST. LUCIE, Fla., Aug. 25, 2021

PORT ST. LUCIE, Fla., Aug. 25, 2021 /PRNewswire/ — Altitude International Holdings, Inc. (OTCQB: “ALTD”), a diversified holding company that recently completed a Share Exchange Agreement with Breunich Holdings, Inc (BHI), has issued the following statement from its CEO and Chairman Greg Breunich:

Since our last shareholder update on June 10, 2021, we have completed several material agreements that have transformed ALTD from a single product company to a high-performance sports, education, and technology group. The following are my takeaways from the Super 8-K and Consolidated Unaudited Proforma Statement of Operations filed on Friday:

BHI audited revenues for 2019 were $6,480,146, with 2020 revenues down 16% to $5,524,410 due directly to mandated closures and shutdowns caused by COVID (March to mid-June). Unaudited proforma revenue was approximately $3.6 million for the six months ending June 30, 2021. Excluding the impairment of goodwill and non-cash depreciation, the BHI group of companies showed an unaudited loss of approximately $18,000. However, the results would be cash flow positive if you factor in the one-time professional expenses of $290,000 resulting from the audits and legal fees for the Share Exchange Agreement, Bottom line, ALTD has fared very well and actually grew despite being directly impacted by COVID.

We have now repositioned ALTD with multiple active operating entities, each contributing revenue streams that are scalable in their own right and will enhance the visibility and effectiveness of our Altitude Chambers. Before the merger, BHI’s investment for growth came from operational cash flow. As a public company, we are finding growth capital to be far more accessible and far less expensive than what we could obtain previously. We are moving expeditiously to lock in a solid financial foundation and are focused on some bolt-on targets that, if executed, will produce immediate exponential growth. To that end, ALTD is working with a top-flight investment banking firm specializing in taking OTC companies to the Nasdaq through strategic acquisitions. We hope to formalize this relationship shortly as we work together towards finalizing an agreement to acquire a brand name entity that would more than satisfy all financial requirements needed to up-list to the Nasdaq.

Individually, the following 3 subsidiaries I believe are best positioned for immediate impactful growth both organically and through acquisitions:

1.	CMA Soccer was formed in 2018 and has more than doubled in revenues in the past year ($400,000 to $900,000). Areas of opportunities exist with professional team and soccer club consolidates initiatives. Once consummated, we will experience increased customer volume, revenue, and margin resulting in significant growth in our soccer division.
2.	North Miami Beach Academy, our first private/public park pilot program began operating at the Judge Arthur Synder Tennis Center in 2017. Public Parks represent another area of focus. We believe our private/public park model running for the past four years represents another scalable opportunity that generates a high margin on low cost and low revenue. We plan on integrating our non-boarding sport and academic academy programs in parks across the country, with the initial ramp up focus in Florida.
3.	Trident Water recently rebranded Altitude Water acquired by BHI in the fall of 2020 has experienced dramatic growth. We are delivering our water machines to all five branches of the military as well as new end-users in Africa, Europe, Asia, and the Americas. Through our flourishing strategic alignment with Russkap Holdings, we are receiving new requests for quotes almost daily. We have also expanded our production facilities based on the influx of orders…

We have recently signed Agreements with several superstar athletes to serve on our Advisory Board. I believe they will become integral parts of our academies, particularly in their chosen sport, as they are all committed to one of ALTD’s key components, helping kids become high achievers and wonderfully successful individuals. These champion athletes are also fully committed to the success of our “Water to Africa” initiative, which could well be one of the most important missions any of us will undertake.

I encourage all shareholders to review our Super 8-K filing. I believe you will learn a great deal about how ALTD has quickly evolved into an integrated supportive blend of companies structured for rapid growth through synergistic acquisitions

Safe Harbor Statement

This press release contains certain “forward-looking statements,” as defined in United States Private Securities Litigation Reform Act of 1995, involving many risks and uncertainties. There can be no assurance such statements will prove to be accurate; actual results and future events could differ materially from management’s current expectations. Economic, competitive, governmental, technological, and other factors identified in company’s previous filings with Securities and Exchange Commission may cause actual results or events to differ materially from those described in forward-looking statements in this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether resulting from new information, future events, or otherwise.

Media contact: Justin Baronoff 561-750-9800; justin@transmediagroup.com.

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SOURCE Altitude International Holdings, Inc.